Exhibit 99

POLARIS REPORTS RECORD SALES AND EARNINGS; THIRD QUARTER
2003 EARNINGS PER SHARE UP 11 PERCENT

Third Quarter Highlights:

•	22nd consecutive quarter of increased sales and earnings

•	ATV sales grew 14 percent

•	International sales grew 36 percent

•	Gross margins continued to expand

•	Income from Financial Services improved 87 percent

•	Repurchased 154,000 shares of common stock during the third quarter

MINNEAPOLIS (October 14, 2003) — Polaris Industries Inc. (NYSE/PSE: PII) today reported record net income of $1.74 per diluted share for the third quarter ended September 30, 2003, an 11 percent increase over prior year third quarter net income of $1.57 per diluted share. Higher sales volume from all-terrain vehicles (ATVs), along with positive currency fluctuations, expanded gross margins and increased income from financial services contributed to the third quarter earnings increase. Reported net income for the third quarter 2003 was a record $39.5 million, a seven percent increase over prior year third quarter net income of $37.1 million. Sales for the third quarter 2003 totaled a record $447.7 million, up five percent from the prior year’s third quarter sales of $428.0 million.

     “I am very pleased with our results in the third quarter making this the Company’s 22nd consecutive quarter of increased sales and earnings and the highest in the Company’s history,” said Tom Tiller, President and Chief Executive Officer. “Our largest business, ATVs, continued to expand driven by new products introduced during the past year which offset higher promotional costs incurred during the quarter. Additionally, our international operations, Victory Motorcycles and PG&A all showed improved sales growth during the quarter as the result of consistent execution of the business plan and a focus on the details of the businesses. While the economy appears slow to improve, we continue to expect improved sales and earnings for the coming quarter and full year 2003.”

Nine Month Results
For the nine months ended September 30, 2003, Polaris reported a six percent increase in net income to $72.9 million and a 12 percent increase in earnings per share to $3.24 per diluted share compared to $68.5 million or $2.89 per diluted share in the first nine months of 2002. Sales for the nine months ended September 30, 2003 totaled $1,138.8 million, up four percent from $1,089.8 million in the comparable period of 2002.

(In millions except per share data)

	3rd Quarter ended			Year to date ended
	September 30,			September 30,

	2003	2002	Change	2003	2002	Change

Sales	$447.7	$428.0	5%	$1,138.8	$1,089.8	4%
Operating income	$59.7	$55.8	7%	$107.7	$102.4	5%
Net Income	$39.5	$37.1	7%	$72.9	$68.5	6%
Earnings per share (diluted)	$1.74	$1.57	11%	$3.24	$2.89	12%

     ATV (all-terrain vehicle) sales continued its solid growth in the third quarter 2003, increasing 14 percent over last year’s third quarter. The premium segments of the ATV market continued to expand during the quarter as consumers looked for more versatility and power in an ATV. Polaris’ Sportsman line of ATVs, including the Sportsman 600 and 700, continue to sell well in the premium segment with features the consumers are looking for in a full size ATV; power, a smooth ride and easy handling. Additionally, the all new Predator 500™, which was named “Sport ATV of the Year” by three industry publications, continues to gain market share in the sport segment during the quarter. The RANGER line of utility vehicles sales continued to grow faster than the overall market with a product that is unequalled in the marketplace. Sales of Polaris ATVs outside of North America continued its strong growth, increasing 45 percent during the third quarter 2003. Dealer inventories of ATVs at September 30, 2003 are at comparable levels to a year ago.

     Sales of Parts, Garments and Accessories (PG&A) increased five percent during the third quarter 2003 over the third quarter 2002 with sales of ATV and Victory related PG&A items showing strong double digit growth during the quarter offset somewhat by lower snowmobile PG&A sales.

     Sales of Victory motorcycles increased 27 percent during the third quarter 2003 compared to last year’s third quarter. The increase is attributable to the continued market place acceptance of the all new Vegas model, which was named the year’s best cruiser motorcycle by four leading motorcycle enthusiast magazines. Year to date through September 30, 2003, sales of Victory motorcycles increased 53 percent from the comparable period in 2002.

     Polaris’ Personal Watercraft (PWC) sales decreased 24 percent during the third quarter 2003 compared to the third quarter 2002. Timing of shipments between the second and third quarter of 2003 as compared to 2002 was the primary reason for the decrease. The third quarter is a seasonally low quarter for PWC shipments. Sales of PWC for the year-to-date period ended September 30, 2003 increased 12 percent from the comparable period in 2002. The year to date sales improvement can be attributed to the success of the Company’s newest personal watercraft, the MSX 140, which was named “Watercraft of the Year” by Watercraft World magazine.

     Snowmobile sales, as expected, decreased 16 percent during the third quarter 2003 compared to the third quarter 2002. The lack of snowfall in five out of the last six riding seasons, particularly in the Midwest which historically accounts for about half of the North American snowmobile industry sales and where Polaris has significant market share, is the overriding factor for the decline in snowmobile sales for the third quarter 2003. Sales of snowmobiles for the year to date period ended September 30, 2003 are 36 percent lower than the same period last year.

     Gross profit, as a percentage of sales, was 24.4 percent for the third quarter 2003, an improvement from 23.9 percent in the comparable quarter of 2002. The gross profit margin improvement for the quarter was generated by ongoing Company initiatives that have been in place for several quarters and include the following:

•	efficiency gains from the Roseau facility redesign

•	sales mix change resulting from the new products introduced over the past several quarters

•	savings from various cost reduction initiatives

•	higher margin in the international business generated from the new dealer direct distribution models in Great Britain, Sweden and Norway

The positive impact of currency fluctuations also contributed to the improved margins. The Company improved its gross margins during the third quarter 2003 in spite of higher levels of promotional expenses incurred and the negative impact of the sales mix from shipping less snowmobiles during the third quarter 2003 compared to the third quarter of 2002.

     For the third quarter 2003, operating expenses increased to $56.7 million or 12.7 percent of sales compared to $50.5 million or 11.8 percent of sales for the third quarter 2002. This increase was primarily due to the continuation of initiatives taken to accelerate the design and introduction of new products and the added expense of the new international subsidiaries. Research and development expenses increased 22 percent for the third quarter 2003 as the Company continues to invest in reducing the lead time for designing, developing and introducing new products as well as to increase the success rate of new product introductions. General and administrative expenses increased 26 percent in the third quarter 2003, primarily a result of a positive move in the stock price that increased stock based compensation expenses in addition to increased expenses related to the new distribution structure in Europe.

     Income from financial services increased 87 percent to $7.3 million in the third quarter 2003, up from $3.9 million in the third quarter 2002 primarily due to targeted increases in the retail credit portfolio as the penetration rate of vehicles financed by consumers continues to increase, a result of better linkage with our significantly increased promotional efforts. The credit quality of the retail credit portfolio has remained stable and retail credit losses, which have averaged slightly above three percent of the portfolio balance, continue to be in line with expectations.

Financial position and cash flow

     Net cash provided by operating activities totaled $75.2 million for the nine months ended September 30, 2003 compared to $118.8 million in the first nine months of 2002. An increase in inventories and receivables was the primary reason for the lower net cash provided from operating activities during the first nine months in 2003 compared to last year. Polaris inventories were higher than a year ago due to the following factors: 1) increased inventory at subsidiaries in Sweden and Norway which were established late last year, 2) increased PG&A inventory, a result of the Company’s goal of improving order fill rates to its customers and 3) higher Victory inventories related to the timing of model year 2004 production. Higher receivables from international customers is the primary reason for the increase in total Company receivables compared to a year ago. The Company’s debt to total capital ratio was six percent at September 30, 2003, the same level as a year ago.

Share buyback continues

     During the third quarter 2003 the Company repurchased and retired nearly 154,000 shares of its common stock at a cost of $11.6 million. The total remaining shares authorized to be repurchased is approximately 2.4 million shares.

Full Year 2003 Guidance

     Mr. Tiller, addressing Polaris’ expectations for the fourth quarter and full year said, “We are increasing our previously announced sales guidance from three to five percent sales growth for the full year 2003 to four to six percent sales growth for 2003 and are narrowing our full year 2003 earnings per share guidance from the previously announced range of $4.80 to $4.90 to the current range of $4.85 to $4.90 per diluted share, a 10 to 12 percent increase over 2002. I feel confident we can deliver another record year in sales and earnings in 2003 given the new products we have introduced, ongoing cost reduction efforts and the experience and dedication of the employees that work at Polaris.”

     Mr. Tiller continued, “Although it is still too early to give quantitative guidance for 2004, based on the positive momentum we are experiencing in many of our businesses, the number of new products the Company has in development, ongoing cost reduction initiatives, and an economy that appears to be slowly gaining momentum, I anticipate that 2004 will be another record year, marking the 16th consecutive year of increased earnings per share for Polaris.”

Conference Call held

     Today at 9:00 AM (central time) Polaris Industries Inc. will host its quarterly earnings conference call. The conference call is accessible by dialing 800-374-1380 in the U.S. and Canada, or 706-679-0834 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com. If listening to the web cast, please allow sufficient time to register and download the latest version of Real Player audio software. The conference call will be available for one week after the call by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 3033822, and for one month after the call on Polaris’ web site.

About Polaris

     Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

     With annual 2002 sales of over $1.5 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles, personal watercraft, Victory motorcycles and the

Polaris RANGER for recreational and utility use. The Polaris Professional Series, a line of heavy duty Workmobiles™ targeted at lawn and landscape companies, equipment rental companies and construction operations, marks Polaris’ expansion into the commercial equipment marketplace.

     Polaris is the recognized leader in the snowmobile industry; one of the largest manufacturers of all terrain vehicles (ATVs) in the world; and a leading manufacturer of personal watercraft. Victory motorcycles, established in 1998, represent the first all-new American-made motorcycle in nearly 60 years, and are rapidly making impressive in-roads into the cruiser motorcycle marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com. Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the company is included in the S&P Small-Cap 600 stock price index.

Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2003 and 2004 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

(Summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)
UNAUDITED

	For Three Months Ended Sept. 30,		For Nine Months Ended Sept. 30,
	2003	2002	2003	2002

Sales	$447,696	$428,005	$1,138,756	$1,089,763
Cost of sales	338,602	325,575	887,282	855,144

Gross profit	109,094	102,430	251,474	234,619
Operating expenses
Selling and marketing	24,405	24,465	70,646	65,544
Research and development	13,636	11,210	37,018	32,059
General and administrative	18,659	14,805	52,353	44,752

Total operating expenses	56,700	50,480	160,017	142,355
Income from financial services	7,277	3,882	16,215	10,112
Operating Income	59,671	55,832	107,672	102,376
Non-operating Expense (Income):
Interest expense	593	554	2,035	2,017
Other (income) expense net	593	380	(2,360)	(1,894)

Income before income taxes	58,485	54,898	107,997	102,253
Provision for Income Taxes	19,008	17,842	35,099	33,706

Net Income	$39,477	$37,056	$72,898	$68,547

Net Income Per Share
Basic	$1.85	$1.66	$3.39	$3.06

Diluted	$1.74	$1.57	$3.24	$2.89

Weighted average shares outstanding:
Basic	21,380	22,335	21,483	22,412

Diluted	22,653	23,571	22,472	23,747

Selected Balance Sheet Data

	September 30,
	2003	2002

Cash and cash equivalents	$38,291	$67,506
Trade receivables (net)	73,022	52,639
Inventories (net)	226,200	181,005
Total Assets	678,184	609,727
Accounts payable	120,059	115,281
Borrowings under credit agreement	18,011	18,031
Shareholders’ Equity	286,473	268,363

Business Unit Information

	Third Quarter Ended Sept 30,			For Nine Months Ended Sept 30,
	2003	2002	% chg	2003	2002	% chg

Snowmobiles	$96,817	$114,666	(16)%	$134,559	$211,602	(36)%
All-terrain Vehicles	287,687	252,663	14%	767,048	668,383	15%
Personal Watercraft	3,291	4,333	(24)%	41,756	37,382	12%
Victory Motorcycles	4,872	3,850	27%	37,019	24,225	53%
Parts, Garments & Accessories	55,029	52,493	5%	158,374	148,171	7%

Total Sales	$447,696	$428,005	5%	$1,138,756	$1,089,763	4%